Exhibit 99.1
April 15, 2011
Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780
Reporters May Contact:
Scott Silvestri, Bank of America, 1.980.388.9921
scott.silvestri@bankofamerica.com
Bank of America Adds to Executive Management Team
Gary Lynch Appointed Global Chief of Legal, Compliance, Regulatory Relations
Chuck Noski Appointed Vice Chairman
Bruce Thompson Named CFO
CHARLOTTE — Bank of America Chief Executive Officer Brian Moynihan today made several announcements concerning the executive management team, to be effective after a planned transition period of several months.
“Our goal is to be the world’s finest financial services company,” said Moynihan. “We have — and we continue to attract — senior talent with the leadership, skill, and experience to help us reach that goal. These announcements reflect that.”
•	Gary Lynch, 60, will serve as global chief of Legal, Compliance, and Regulatory Relations in a newly created position. Ed O’Keefe, general counsel, will report to Lynch. Lynch will be based in New York and report to Moynihan. Lynch will join the company after fulfilling the terms of his garden leave.

•	Chuck Noski, 58, will become vice chairman of Bank of America. He will continue to advise Moynihan and the management team on strategic and capital management matters and on the resolution of legacy issues, including helping to shape the consumer mortgage model going forward. He also will engage in client development activities as needed. Noski will report to Moynihan and be based in Los Angeles after a transition of the CFO responsibilities to Thompson.

•	Bruce Thompson, 46, will be the chief financial officer. Thompson is based in Charlotte and reports to Moynihan. He continues as chief risk officer until a successor is named following an internal and external search process that is under way. Thompson will succeed Noski as CFO by the end of the second quarter of 2011.
When appointed CFO in 2010, Noski intended to relocate to Charlotte in the summer of 2011. He has advised Moynihan that a serious illness of a close family member will prevent him from doing so.
More

“We value Chuck’s judgment, counsel, and experience,” said Moynihan. “I am very pleased he has accepted this leadership position, which also enables him to attend to important personal matters.”
Lynch joins Bank of America from Morgan Stanley, where he is Vice Chairman and based in London. He was previously chief legal officer for the firm, and held senior leadership positions at Credit Suisse, Credit Suisse First Boston, and the U.S. Securities and Exchange Commission, where he was Director of Enforcement.
“Gary’s global legal and regulatory expertise and relationships will be a valued addition to our leadership,” Moynihan said. “We are delighted he has chosen to join Bank of America and help guide the execution of our customer-focused strategy.”
Before serving as chief risk officer, Thompson was head of Global Capital Markets at Bank of America Merrill Lynch. Previously, he was co-head of Global Credit Products and head of Global Leveraged Finance. During his tenure as chief risk officer, Thompson oversaw the development and implementation of the company’s enterprise risk framework and improved the international risk governance programs.
“Bruce has proven leadership in the global financial and capital markets,” said Moynihan. “These skills, together with his insights into risk management, prepare him to be an outstanding chief financial officer.”
More

Bank of America
Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 58 million consumer and small business relationships with approximately 5,800 retail banking offices and approximately 18,000 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.
www.bankofamerica.com
###